Exhibit 10.6
PURCHASE AND SALE AGREEMENT
AND JOINT ESCROW INSTRUCTIONS
dated as of
January 12, 2010
by and between
CONEXANT SYSTEMS, INC.,
a Delaware corporation
(“Seller”)
and
CITY VENTURES, LLC,
a Delaware limited liability company
(“Buyer”)

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TABLE OF CONTENTS
(continued)

		Page

15.	Seller Covenants	22
16.	Notices	23
17.	Lease of Space Within Half Dome Building	25
18.	El Capitan Auditorium	27
19.	Electrical Pass-Throughs	27
20.	Miscellaneous Provisions	29
(a)	Incorporation of Prior Agreements	29
(b)	Buyer’s Right to Assign	29
(c)	Attorneys’ Fees	29
(d)	Time is of the Essence	29
(e)	Successors and Assigns	29
(f)	California Law; Choice of Forum	30
(g)	Counterparts	30
(h)	Interpretation	30
(i)	Construction	30
(j)	No Recordation	30
(k)	Business Days	30
(l)	Calculation of Days	30
(m)	Due Execution	30
(n)	Condition Precedent to Filing of Specific Performance Action Against Seller	31
(o)	Joint and Several Obligations	31
EXHIBIT A	LEGAL DESCRIPTION
EXHIBIT B	TENANT LEASES
EXHIBIT C	PROPERTY DOCUMENTS
EXHIBIT D-1	FORM OF TENANT ESTOPPEL CERTIFICATE
EXHIBIT D-2	FORM OF JAZZ ESTOPPEL CERTIFICATE
EXHIBIT E	FORM OF GRANT DEED
EXHIBIT F	FORM OF NON-FOREIGN AFFIDAVIT
EXHIBIT G	FORM OF NOTICE TO TENANTS
EXHIBIT H-1	LOCATION OF HALF DOME PREMISES
EXHIBIT H-2	FORM OF LEASE FOR HALF DOME PREMISES
EXHIBIT I	FORM OF BILL OF SALE
EXHIBIT J	FORM OF ASSIGNMENT OF LEASES
EXHIBIT K	FORM OF GENERAL ASSIGNMENT

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PURCHASE AND SALE AGREEMENT
AND JOINT ESCROW INSTRUCTIONS
     THIS PURCHASE AND SALE AGREEMENT AND JOINT ESCROW INSTRUCTIONS (“Agreement”) is dated as of January 12, 2010, by and between CONEXANT SYSTEMS, INC., a Delaware corporation (“Seller”), and CITY VENTURES, LLC, a Delaware limited liability company (“Buyer”).
1. Agreement to Purchase/Sell.
     Seller hereby agrees to sell, convey and assign to Buyer, and Buyer agrees to buy and accept from Seller, under the terms and conditions and for the purchase price hereinafter set forth, that certain real property located in the City of Newport Beach (the “City”), County of Orange (the “County”), State of California, and more particularly described in Exhibit A attached hereto (the “Land”) together with any and all rights, privileges and easements appurtenant thereto owned by Seller including the following (hereinafter collectively referred to as the “Property”):
     (a) Seller’s fee interest in the Land and all of the improvements (the “Improvements”) located thereon. The Improvements consist of a manufacturing building consisting of approximately 311,452 square feet and an administrative office building consisting of approximately 126,675 square feet, and related on-site improvements.
     (b) Seller’s entire interest as landlord under certain leases and license agreements (collectively, the “Leases”), together with all security and other deposits made thereunder (collectively, the “Security Deposits”), which Leases exist and are in effect with respect to the Improvements or other portions of the Property. The Leases are identified in Exhibit B attached hereto and incorporated herein by this reference (the “Rent Schedule”).
     (c) Seller’s right, title and interest in and to any and all tangible personal property owned by Seller and located on, at or exclusively used in connection with the Land and Improvements, including, without limitation, any and all equipment, furniture, carpeting, draperies and curtains, tools and supplies but excluding the personal property listed in Schedule 1(c) attached hereto (collectively, the “Excluded Property”), together with any replacements thereof or additions thereto made by Seller following Opening of Escrow (the property described in this subparagraph (c), other than the Excluded Property, is hereinafter referred to collectively as the “Personal Property”).
     (d) Seller’s right, title and interest in and to any intangible property exclusively used in connection with the Land and Improvements, including, without limitation, (i) all construction, engineering, consulting, architectural and other similar drawings, plans, analyses and specifications relating to the Land (subject to the rights of third parties in and to such work product), (ii) all existing certificates of occupancy, guaranties and warranties (express or implied), entitlements, permits, licenses, water rights and development rights, and (iii) any applications for entitlements, permits, licenses and the like made by or on behalf of Seller with respect to the Land and Improvements and any fees paid in connection therewith (the property described in this subparagraph (d) of Section 1 being herein referred to collectively as the “Intangibles”).
2. Purchase Price; Independent Consideration; Deposit.
     (a) The purchase price to be paid by Buyer at the Close of Escrow (as defined in Section 4) for the Property (the “Purchase Price”) is $26,100,000 and shall be paid in the following increments at the following times:
     (i) Buyer shall deposit into Escrow (as defined in Section 4) immediately available funds in the amount of $250,000 upon the Opening of Escrow (as defined in Section 4) (the “Initial Deposit”);
     (ii) If Buyer elects to waive its right to terminate this Agreement pursuant to Section 3(a)(ii)(2) below, Buyer shall deposit into Escrow in immediately available funds in the amount of $750,000 prior to expiration of the Feasibility Period (as defined in Section 3(a)(ii) below) (the “Second Deposit” and, together with the Initial Deposit, collectively referred to herein as the “Deposit;”
     (iii) At least one business day prior to the Close of Escrow, Buyer shall deposit into Escrow immediately available funds in the amount of $25,100,000 as well as all sums necessary to pay Buyer’s costs, expenses and prorations in connection with this transaction; and
     (b) In exchange for Seller’s agreement to enter into this Agreement, Buyer agrees that One Hundred and 00/100 Dollars ($100.00) from the Initial Deposit constitutes independent consideration for the execution of this Agreement (“Independent Consideration”) and shall not be refundable to Buyer (even in the event of a default by Seller).
     (c) The Initial Deposit shall be placed in an account by Escrow Holder at a financial institution whose deposits are federally insured upon terms and at an interest rate acceptable to Buyer; provided, however, any such account shall place no restrictions on the ability to withdraw the Deposit and all accrued interest on demand. All interest which accrues on the Initial Deposit shall be considered a part of the Deposit. Upon expiration of the Feasibility Period and provided that this Agreement has not been sooner terminated by Buyer or deemed terminated in accordance with Section 3(a)(ii)(2) below, the entire Deposit shall become non-refundable to Buyer (except if either (i) Seller fails to close Escrow in breach of this Agreement or (ii) there occurs a failure of a condition precedent for Buyer’s benefit set forth in Section 3 below) and shall be immediately released to Seller. Except as otherwise expressly provided herein, the Deposit shall be applied as follows: (i) in the event that Close of Escrow occurs, the entire amount of the Deposit shall be credited against the Purchase Price concurrently with the Close of Escrow; (ii) in the event this Agreement is properly terminated by Buyer pursuant to Section 3 below or by Seller pursuant to Section 17 below, the Deposit (or, if the Second Deposit has not been made by Buyer at the time of such termination, the Initial Deposit only) minus the Independent Consideration and minus Buyer’s share of Escrow cancellation charges as provided in Section 5(e) below shall be refunded to Buyer; or (iii) in the event of a termination of this Agreement by Seller due to a default by Buyer with respect to Buyer’s obligations under this

Agreement, the Deposit shall be non-refundable to Buyer and shall constitute the liquidated damages of Seller pursuant to Section 13 below.
3. Contingencies.
     (a) Buyer Contingencies. Buyer’s obligation to purchase the Property is conditioned on the following:
          (i) Title.
          (1) Buyer has obtained or shall obtain from First American Title Insurance Company (the “Title Company”) prior to expiration of the Feasibility Period (defined in Section 3(a)(ii) below) a title commitment covering the Property (the “Commitment”), together with legible copies of all documents (the “Exception Documents”) relating to the title exceptions referred to in the Commitment.
          (2) Buyer shall notify Seller and Escrow Holder in writing of all disapproved title matters (the “Disapproved Title Matters”) by not later than the date which is the earlier to occur of (i) the date which is thirty (30) days following the Opening of Escrow or (ii) February 1, 2010. All other title matters set forth in the Commitment and all of the Title Company’s standard printed exceptions to coverage shall constitute the “Permitted Exceptions.” Buyer’s failure to so notify Seller and Escrow Holder shall be deemed to mean that all title matters set forth in the Commitment are Permitted Exceptions. Within 10 days after Seller receives Buyer’s written notification of the Disapproved Title Matters, Seller may notify Buyer and Escrow Holder in writing of any Disapproved Title Matters which Seller elects to cure, in which event Seller shall use commercially reasonable efforts to either cause such Disapproved Title Matter(s) to be removed from title or obtain Title Company’s commitment to provide an endorsement to the Title Policy (in form and content reasonably satisfactory to Buyer) insuring over such Disapproved Title Matters; provided, however, that Seller’s failure to cause such Disapproved Title Matter(s) to be so removed or insured over shall not constitute a breach by Seller hereunder or otherwise subject Seller to any liability to Buyer on account thereof but shall solely be deemed a failure of a condition precedent to Buyer’s obligation to purchase the Property. Seller’s failure to give such notice by the expiration of such ten (10) day period shall be deemed to mean Seller has given notice to Buyer at the end of such ten (10) day period electing not to cause the Disapproved Title Matters to be removed or insured against to Buyer’s reasonable satisfaction. Buyer shall then, within five days of its receipt or deemed receipt of Seller’s notice stating that Seller will not remove or insure against any of such Disapproved Exceptions (but in any event by not later than the expiration of the “Feasibility Period” as defined below), elect, by giving written notice to Seller and Escrow Holder (A) to terminate this Agreement, or (B) to waive its disapproval of such exceptions (such exceptions shall then be deemed to be Permitted Exceptions). Buyer’s failure to give such notice shall be deemed an election to waive its disapproval of such exceptions.
          (3) If after Buyer delivers its notice of Disapproved Title Matters, the Title Company, prior to Close of Escrow, discloses to Buyer a new exception, or materially amends any exception previously approved by Buyer, or materially amends the terms under which the Title Company is willing to issue its policy of title insurance, then Buyer shall have five business days from its receipt of such disclosure, together with legible copies of all documents mentioned in such disclosure, to disapprove the same by written notice to Seller and Escrow Holder. Buyer’s failure to so notify Seller shall be deemed to mean that such disclosures are acceptable to Buyer and constitute additional Permitted Exceptions. Any such disapproved disclosures shall be treated as Disapproved Title Matters and the procedures therefor set forth in Section 3(a)(i)(1) above shall be implemented.
          (4) Seller shall not be obligated to remove or secure title insurance over any Disapproved Title Matters other than monetary liens which can be released from the Property upon the payment thereof out of Seller’s proceeds from the Escrow. Seller shall cause to be released from title at or prior to the Close of Escrow all mortgages, deeds of trust, mechanics liens and judgment liens then encumbering the Property, as well as the any delinquent real property taxes and assessments. Seller agrees to provide Buyer with the most recent survey it has for the Property, if any; provided, however, that Seller makes no representation or warranty with respect to the truth, accuracy, or completeness of such survey, if any. In the event Buyer requires any new or updated survey, then Buyer (A) shall be responsible for obtaining such survey at Buyer’s sole cost and (B) agrees that the title review period described in this Section 3(a)(i) shall not be extended on account of Buyer obtaining such survey.
          (5) In any event but except as otherwise provided in Section 3(a)(i)(2) above, Buyer’s review of all title matters as set forth in this Section 3(a)(i) shall be finalized on or before the expiration of the Feasibility Period.
     (ii) Documents to be Obtained and Determinations to be made by Buyer. On or before February 19, 2010 (such period being referred to herein as the “Feasibility Period”), Buyer shall have notified Seller and Escrow Holder of Buyer’s approval or disapproval of Buyer’s due diligence investigation of the Property, including such physical tests, market and feasibility studies and other evaluations as Buyer in its discretion deems appropriate to satisfy itself with respect to the Property, its current or intended use, physical condition, state of repair and maintenance, current and projected net operating income, applicable government land use entitlements, availability of utility or other services to the Property, and any other matter which Buyer deems necessary or appropriate.
          (1) In such regard, Buyer acknowledges that Seller has previously made available to Buyer those items related to the Property as are set forth on Exhibit C attached hereto (such matters, together with any other written materials which heretofore have been provided or which may hereafter be provided by Seller to Buyer being referred to collectively as the “Property Documents”). All Property Documents and any other additional records, documents, agreements and information made available to Buyer pursuant to subparagraph (2) below shall be deemed “Evaluation Material” and subject to the terms of that certain Confidentiality Agreement dated September 21, 2009, executed by Buyer in favor of Seller, the terms of which are incorporated into this Agreement by this reference. Buyer acknowledges and agrees that the Property Documents do not constitute the entirety of Seller’s file with respect to the Property.
          (2) Buyer may request that Seller provide for Buyer’s review additional records with respect to the Property not shown on Exhibit C. Seller may or may not comply with such request in Seller’s reasonable discretion. However, Seller shall make available for inspection by Buyer at Seller’s principal office and during normal business hours the following types of documentation to the extent in Seller’s possession or control: (i) tenant payment ledgers (produced or received in the last 12 months) for current tenants, (ii) expense statements for 2009 (year to date) but only to the extent pertaining to Property operations, (iii) unrecorded agreements relative to ingress and egress, if any, and (iv) pending entitlement applications, if any.
          (3) Buyer shall have the absolute right to approve or disapprove within the Feasibility Period any of the documents, materials, items or matters referred to in this Section 3(a)(ii) and the results of Buyer’s own due diligence, including any third party reports ordered by Buyer (collectively, the “Property Due Diligence”), all in the exercise of Buyer’s sole and absolute discretion. Buyer may elect to terminate this Agreement at any time and for any reason (or no reason) prior to expiration of the Feasibility Period by delivering notice of disapproval (“Disapproval Notice”) to Seller and Escrow Holder. If Buyer desires to approve the results of its due diligence investigations and proceed to the Close of Escrow, Buyer must affirmatively notify Seller and Escrow Holder in writing of such election (“Approval Notice”) and deliver the Second Deposit to Escrow Holder in each case prior to expiration of the Feasibility Period. If Buyer fails to deliver both an Approval Notice and the Second Deposit in the manner required under this Agreement prior to expiration of the Feasibility Period (or Buyer fails to deliver either a Disapproval Notice or an Approval Notice prior to expiration of the Feasibility Period), Buyer will be deemed to have elected to terminate this Agreement (Buyer hereby acknowledging and agreeing that Buyer’s failure to timely deliver the Second Deposit to Escrow Holder shall be deemed Buyer’s election to terminate this Agreement even if Buyer has timely delivered an Approval Notice to Seller and Escrow Holder).
     (iii) Waiver; Failure of Condition; No Default. Buyer may waive any of the contingencies set forth in this Section 3 by the delivery of written notice thereof to Seller and Escrow Holder. The failure of the Escrow to close by reason of Buyer’s disapproval of any such contingency or Seller’s failure to cure the same shall not constitute a default by Seller under this Agreement.
     (iv) Seller’s Right to Studies. If Escrow fails to close for any reason other than the breach of this Agreement by Seller, Buyer shall immediately deliver to Seller and Seller shall be entitled to retain, at no cost or expense to Seller, all surveys, environmental audits, reliance letters from outside consultants and other reports, investigations, test results and information obtained by Buyer with respect to the Property or any part thereof (but not including any of Buyer’s work papers), and Seller shall be authorized to use and distribute any and all such documentation and information as it shall elect in its sole and absolute discretion. All information delivered to Seller pursuant to this Section 3(a)(iii) is delivered without any representation or warranty of Buyer as to the completeness or accuracy thereof.
     (v) Estoppel Certificates.
          (1) Buyer shall have received and approved (Buyer’s approval being deemed given unless an estoppel certificate discloses any material exception or qualification to the statements made therein as compared to the terms of the applicable Lease or any ongoing default by landlord or tenant under the applicable Lease or any other material adverse matter disclosed therein) estoppel certificates (individually, a “Tenant Estoppel Certificate” and collectively, the “Tenant Estoppel Certificates”) duly executed by each of the tenants under the Leases (collectively, the “Estoppel Condition”). Seller covenants to use its commercially reasonable efforts to obtain and deliver to Buyer, prior to the Close of Escrow, Tenant Estoppel Certificates in substantially the form attached hereto as Exhibit D-1 (or, if different from Exhibit D-1, the form required to be delivered by a tenant pursuant to its Lease) executed by the tenants under the Leases; provided, however, the form of Tenant Estoppel Certificate to be obtained from Jazz Semiconductor, Inc. (“Jazz”) in connection with its Leases shall be the form attached hereto as Exhibit D-2. In connection therewith, Seller shall have the right to extend the Close of Escrow one or more times by delivering notice to Buyer and Escrow Holder not later than five (5) business days prior to the then-current date for Close of Escrow (but in no event shall such extension(s) exceed sixty (60) days in the aggregate) in order to permit additional time to obtain missing Tenant Estoppel Certificates.
          (2) In the event that Seller is unable to satisfy the Estoppel Condition by the date which is five (5) business days prior to the Close of Escrow (as the same may be extended by Seller as provided in the immediately preceding paragraph), then Buyer shall have the right, as its sole remedy (Buyer specifically waiving any right to bring an action against Seller for damages), either to (x) terminate this Agreement by notice in writing to Seller, in which event the Deposit and all interest earned thereon shall be refunded to Buyer (minus the Independent Consideration and minus Buyer’s share of the Escrow cancellation charges as provided in Section 5(e) below) and neither Party shall have any further rights or obligations hereunder except for obligations which are expressly stated to survive such termination, which shall survive such termination, or (y) waive the same and accept title to the Property without any abatement of the Purchase Price.
     (vi) Natural Hazard Disclosure. Prior to the date which is five (5) business days before the expiration of the Feasibility Period, Seller shall provide Buyer with a natural hazard disclosure statement (“Natural Hazard Disclosure Statement”) as set forth in California Civil Code Section 1103.2. Buyer acknowledges that Seller has engaged or will cause the Title Company to engage the services of a natural hazard disclosure expert (the “Natural Hazard Expert”) to examine the maps and other information made available to the public by government agencies for the purpose of enabling Seller to fulfill its disclosure obligations and to prepare a written report of the result of its examination (the “Natural Hazard Report”). Buyer acknowledges that the

Natural Hazard Report fully and completely discharges Seller from its disclosure obligations, and, for the purpose of this Agreement, the provisions of Civil Code Section 1103.4 regarding the non-liability of Seller for errors or omissions not within its personal knowledge shall be deemed to apply and the Natural Hazard Expert shall be deemed to be an expert dealing within the scope of its expertise with respect to the examination and Natural Hazard Report. In no event shall Seller have any responsibility for matters not actually known to Seller. Buyer acknowledges and agrees that nothing contained in the Natural Hazard Disclosure Statement shall release Buyer from Buyer’s obligation to fully investigate the condition of the Property, including, without limitation, the Natural Hazard Disclosure Statement. Buyer further acknowledges and agrees that the matters set forth in the Natural Hazard Disclosure Statement may change on or prior to the Close of Escrow and that Seller has no obligation to update, modify or supplement the Natural Hazard Disclosure Statement. The Natural Hazard Disclosure Statement shall be deemed included in the contingency items to be approved or disapproved by Buyer by the expiration of the Feasibility Period.
     (vii) Seller’s Obligations. As of the Close of Escrow, Seller shall have (i) made all of the deliveries required to be made by Seller pursuant to Section 4(d) below, and (ii) complied with its obligations under Section 15 below (excluding Seller’s obligations under Section 15(a), compliance with which shall not be a condition to Close of Escrow).
     (viii) Title Policy. Title Company shall be irrevocably committed to issuing in favor of Buyer as of the Close of Escrow an ALTA Owner’s Standard Coverage Policy of Title Insurance (Form 10-17-92)(the “Title Policy”) with liability in the amount of the Purchase Price, dated the date of the Close of Escrow, issued by the Title Company, insuring that Buyer is vested with fee simple title in the Land and any easements appurtenant thereto as shown on the Commitment, subject only to the Permitted Exceptions and containing such endorsements as Buyer and the Title Company may agree; provided, however, Buyer may arrange that in lieu of the Title Policy, the Title Company shall issue an ALTA Owner’s Extended Coverage Policy of Title Insurance (the “ALTA Policy”) with such liability and coverage.
     (ix) Accuracy of Seller’s Representations and Warranties. Seller’s representations and warranties set forth in Section 9 shall be true and correct in all material respects at the Close of Escrow.
     (b) Seller Contingencies. Seller’s obligation to consummate the transaction contemplated by this Agreement is subject to the satisfaction of the following conditions for Seller’s benefit:
     (i) Buyer’s Obligations. Buyer shall have timely performed all of the obligations required by the terms of this Agreement to be performed by Buyer.
     (ii) Accuracy of Buyer’s Representations and Warranties. Buyer’s representations and warranties set forth in Section 8 shall be true and correct in all material respects at the Close of Escrow.

4. Escrow.
     (a) Escrow Holder. Escrow No. 421096 for the purchase and sale of the Property (the “Escrow”) has been established at First American Title Insurance Company, 5 First American Way, Santa Ana, California 92701, Attention: Patty Beverly (the “Escrow Holder”).
     (b) Opening and Close of Escrow. The Escrow shall be deemed open (the “Opening of Escrow”) upon the date of this Agreement. Escrow shall close on or before March 19, 2010 (the “Close of Escrow”). Escrow shall be deemed to have closed at the time the Grant Deed is filed for record in the Official Records of the County.
     (c) Escrow Instructions. This Agreement and any standard escrow instructions of Escrow Holder as executed by Buyer and Seller shall constitute the escrow instructions of Buyer and Seller to the Escrow Holder. To the extent of any inconsistency between the provisions contained herein and the provisions contained in such standard escrow instructions, the provisions contained herein shall prevail.
     (d) Seller Deposits into Escrow. Seller shall deliver or cause to be delivered to Escrow Holder in a timely manner to permit the closing of the transaction contemplated hereby by the Close of Escrow, the following:
     (i) A duly executed and acknowledged Grant Deed in the form attached hereto as Exhibit E (the “Grant Deed”);
     (ii) A Bill of Sale (“Bill of Sale”), duly executed by Seller in the form attached hereto as Exhibit “I”, conveying all of Seller’s right, title and interest in and to the Personal Property;
     (iii) Two (2) counterpart original assignments and assumption of leases (each an “Assignment of Leases”), duly executed by Seller in the form attached hereto as Exhibit “J”, pursuant to which Seller shall assign to Buyer all of Seller’s right, title and interest in and to the Leases and Security Deposits for the Property;
     (iv) Two (2) counterpart original general assignments (each a “General Assignment”), duly executed by Seller in the form attached hereto as Exhibit “K”, pursuant to which Seller shall assign to Buyer all of Seller’s right, title and interest in, under and to the Intangibles;
     (v) A duly executed Non-Foreign Affidavit in the form of Exhibit F attached hereto (the “Non-Foreign Affidavit”), and a California 593-C completed to indicate that no withholding is required;
     (vi) A duly executed notice to each tenant or licensee under the Leases in the form of Exhibit G attached hereto (the “Tenant Notices”);
     (vii) Two (2) counterpart originals of each Half Dome Lease (defined in Section 17 below), each duly executed by Seller; and

     (viii) Any other executed or other documents reasonably required by the Title Company to consummate this transaction, including without limitation a commercially reasonable owner’s affidavit with respect to the existence or absence of potential mechanics liens arising from construction at the Property occurring prior to Close of Escrow.
     (e) Buyer Deposits into Escrow. Buyer shall deliver or cause to be delivered to Escrow Holder in a timely manner to permit the closing of the transaction contemplated hereby by the Close of Escrow, the following:
     (i) Except to the extent already placed into Escrow as the Deposit, the Purchase Price;
     (ii) Two (2) counterpart original Assignments of Leases, duly executed by Buyer;
     (iii) Two (2) counterpart original General Assignments, duly executed by Buyer;
     (iv) Two (2) counterpart originals of each Half Dome Lease, each duly executed by Buyer;
     (v) A duly executed preliminary change of ownership statement (the “PCO Statement”);
     (vi) A copy of the Natural Hazard Disclosure Statement signed as acknowledged by Buyer;
     (vii) Immediately available funds in an amount equal to all sums necessary to pay Buyer’s costs, expenses, and prorations in connection with this transaction as provided in this Agreement; and
     (viii) Any other executed or other documents reasonably required by the Title Company to consummate this transaction.
     (f) Delivery of Leases to Buyer Outside of Escrow. At or immediately after the Close of Escrow, Seller shall deliver to Buyer, to the extent same are in the possession of Seller, Seller’s original executed Leases (to the extent originals are not available, Seller shall deliver copies in Seller’s possession or control).
     (g) Authorization to Close Escrow. Provided that Escrow Holder shall not have received written notice from Buyer or Seller of the failure of any conditions precedent or of the termination of the Escrow, Buyer and Seller have deposited into the Escrow the items required by this Agreement and the Title Company can and will issue the Title Policy (as defined in Section 7), concurrently with the Close of Escrow, Escrow Holder shall:

     (i) Deliver to Buyer the Grant Deed by causing it to be recorded in the Official Records of the County and requesting that it be mailed to Buyer after it has been recorded;
     (ii) Deliver to Seller or to Seller’s order the cash portion of the Purchase Price, less (A) all amounts to be paid by Seller hereunder, (B) Seller’s share of liabilities and/or expenses to be prorated by Escrow Holder to Seller’s account under Section 6, and (C) all amounts paid by Escrow Holder or the Title Company in satisfaction of liens and encumbrances on the Property in order to put title to the Property into the state required by this Agreement;
     (iii) Deliver executed counterpart originals of the Assignment of Leases, General Assignment and Half Dome Leases to each of the Parties;
     (iv) Deliver to Buyer the Bill of Sale and Non-Foreign Affidavit;
     (v) Deliver by certified mail the Tenant Notices to each of the tenants or licensees under the Leases;
     (vi) Cause the Title Policy to be issued to Buyer by Title Company;
     (vii) Cause the PCO Statement to be delivered to the Tax Assessor for the County or with any other governmental official or agency as required by applicable law; and
     (viii) Deliver to Seller the copy of the Natural Hazard Disclosure Statement as signed and acknowledged by Buyer.
     (h) Interpleader. Buyer and Seller (each a “Party” and collectively the “Parties”) expressly agree that if the Parties give the Escrow Holder contradictory instructions, the Escrow Holder shall have the right at its election to file an action in interpleader requiring the Parties to answer and litigate their several claims and rights between themselves and the Escrow Holder is authorized to deposit with the clerk of the court all documents and funds held in the Escrow. In the event such action is filed, the Parties each agree to pay one-half of the total of Escrow Holder’s cancellation charges and costs, expenses and reasonable attorney’s fees which Escrow Holder is required to expend or incur in the interpleader action, the amount thereof to be fixed and judgment therefor to be rendered by the court; provided, however, if the court determines that the instructions given to Escrow Holder by one of the Parties were improper, then such Party shall bear all of such costs and expenses. Upon the filing of such an action, Escrow Holder shall thereupon be fully released and discharged from all obligations to perform further any duties or obligations otherwise imposed by the terms of the Escrow.
     (i) U.S. Treasury Regulations. The purchase and sale of the Property is the sale of “reportable real estate” within the meaning of U.S. Treasury Regulations Section 1.6045-4 (the “Regulation”). Escrow Holder is the “real estate reporting person” within the meaning of the Regulation and shall make all reports to the federal government as required by the Regulation.

     (j) Exchange Cooperation. Either Party may substitute an intermediary (the “Intermediary”) to act in place of such Party with regards to the sale or purchase of the Property. An Intermediary shall be designated in writing by the Party designating the Intermediary (the “Designating Party”) to the other Party (the “Non-Designating Party”) and Escrow Holder. Upon designation of an Intermediary and upon the Intermediary’s written assumption of the Designating Party’s obligations hereunder, the Intermediary shall be substituted for the Designating Party in the Escrow as the buyer or seller of the Property. The Non-Designating Party agrees to accept the Purchase Price and all other required performance under this Agreement from the Intermediary and to render its performance of all of its obligations to the Intermediary. The Non-Designating Party agrees that performance by the Intermediary will be treated as performance by the Designating Party, and the Designating Party agrees that the Non-Designating Party’s performance to the Intermediary will be treated as performance to the Designating Party. The Designating Party unconditionally guarantees the full and timely performance by the Intermediary of each and every one of the representations, warranties, indemnities, obligations and undertakings of the Designating Party pursuant to this Agreement. As such guarantor, the Designating Party shall be treated as a primary obligor with respect to such representations, warranties, indemnities, obligations and undertakings, and, in the event of breach thereof, the Non-Designating Party may proceed directly against the Designating Party on this guarantee without the need to join the Intermediary as a party to the action against the Designating Party. The Designating Party unconditionally waives any defense that it might have as guarantor that it would not have if it had made or undertaken such representations, warranties, indemnities, obligations and undertakings directly. If either of the Parties or both undertakes to designate an Intermediary pursuant to this paragraph, (i) in no event shall the Designating Party, as applicable, be deemed to have given the Non-Designating Party any advice regarding the tax-deferred nature of this transaction or any other advice regarding the treatment of this transaction under federal or state tax laws and both of the Parties shall rely solely on the advice of their own legal and tax advisors; (ii) any Non-Designating Party shall not bear any additional expenses from the Designating Party’s decision to designate Intermediary; (iii) there shall not be any delay in the Close of Escrow by reason of such designation; and (iv) neither Buyer nor Seller shall be required to take title to any real or personal property other than the Property.
5. Closing Costs.
     (a) Seller shall pay (i) any documentary transfer tax on the Grant Deed, and (ii) 50% of all escrow fees of the Escrow Holder.
     (b) Buyer shall pay (i) the fees for recording the Grant Deed, (ii) 50% of all escrow fees of the Escrow Holder and (iii) the costs of mailing the Tenant Notices.
     (c) Seller shall pay the base premium for the Title Policy and the cost of any endorsements issued to insure over Disapproved Title Matters which Seller has agreed to cure; Buyer shall pay the cost of all other title endorsements. If Buyer elects to obtain the ALTA Policy as provided below, Buyer shall be solely responsible for any difference in premium or charge between the Title Policy and the ALTA Policy and for all survey and other costs associated with such ALTA Policy. Buyer shall also be responsible for the additional premium for any separate lender’s policy of title insurance.

     (d) Any other costs of the Escrow or of closing pertaining to this transaction not otherwise expressly allocated between Buyer and Seller under this Agreement shall be apportioned in the manner customary in the County.
     (e) Notwithstanding the foregoing provisions of this Section 5, if the Escrow fails to close for any reason after expiration of the Feasibility Period (other than the breach of this Agreement by one or both of the Parties), Escrow cancellation costs shall be borne equally by Buyer and Seller. Otherwise, the Party who breached this Agreement first shall bear all such cancellation costs.
6. Prorations and Adjustments.
     (a) At the Close of Escrow, the following items shall be prorated as of the date of the Close of Escrow with all items of income and expense for the Property being borne by, and accruing to, Buyer from and after (but including) the date of the Close of Escrow: Tenant Receivables (as defined below) and other income and rents; fees and assessments; prepaid expenses and obligations under service contracts; accrued operating expenses; taxes and assessments; and any assessments by private covenant for the then-current calendar year of the Close of Escrow. Specifically, the following shall apply to such prorations:
     (i) Taxes. If taxes and assessments for the year of the Close of Escrow are not known or cannot be reasonably estimated as of the Close of Escrow, taxes and assessments shall be prorated based on taxes and assessments for the year prior to the Close of Escrow and an adjustment shall be made pursuant to Section 6(b) below when the amount of the taxes and assessments is known.
     (ii) Utilities. Buyer and Seller shall take all steps necessary to effectuate the transfer of all utilities to the name of Buyer as of the Close of Escrow. Seller shall endeavor to have all utility meters read as of the date of Close of Escrow. To the extent utility readings cannot be taken as of the date of Close of Escrow, Buyer and Seller shall reasonably estimate what the readings would likely have been as of the Close of Escrow based upon (i) an actual reading, (ii) the date and time the actual reading occurred and (iii) such information as may be available to Seller and Buyer relating to daily usage rates.
     (iii) Tenant Receivables. Rents due from tenants under Leases and operating expenses and/or taxes payable by tenants under Leases (collectively, “Tenant Receivables”) shall be apportioned on the basis of the period for which the same is payable and if, as and when collected, as follows:
               (1) Buyer shall apply rent, license fees and other income and payments received from tenants under Leases after the Close of Escrow in the following order of priority: (A) first, to payment of the current Tenant Receivables then due for the month in which the Close of Escrow occurs, which amount shall be apportioned between Buyer and Seller as of the Close of Escrow as set forth in this Section 6 (with Seller’s portion thereof to be delivered to Seller); (B) second, to Tenant Receivables applicable to the period of time after the month in which Close of Escrow occurs, which amount shall be retained by Buyer; and (C) thereafter, to

Tenant Receivables applicable to the period of time before the month in which the Close of Escrow occurs, which amount shall be delivered to Seller (collectively, “Uncollected Tenant Receivables”). Buyer shall not be obligated to attempt to collect Uncollected Tenant Receivables for the benefit of Seller. Seller may, however, pursue collection efforts (including without limitation instituting collection actions) against tenants with Uncollected Tenant Receivables. Any sums received by one party to which the other party is entitled shall be remitted to the other party within five (5) business days after receipt thereof less reasonable, actual costs and expenses of collection, including reasonable attorneys’ fees, court costs and disbursements, if any. Seller expressly agrees that if Seller receives any amounts after the Close of Escrow which are attributable, in whole or in part, to any period after the Close of Escrow, Seller shall remit to Buyer for proration hereunder all such sums received by Seller within five (5) business days after receipt thereof. The provisions of this Section 6(a)(iii)(1) shall survive the Close of Escrow.
               (2) If the final reconciliation or determination of operating expenses and/or taxes due under the Leases shows that a net amount is owed by Seller to Buyer, Buyer’s prorata portion shall be paid by Seller to Buyer within ten (10) business days of such final determination under the Leases as the case may be. If the final determination of operating expenses and/or taxes under the Leases shows that a net amount is owed by Buyer to Seller, Buyer shall, within ten (10) business days of such final determination, remit to Seller Seller’s portion of operating expenses and/or taxes for the period up to and including the Close of Escrow, if, as and when received. Notwithstanding anything contained herein to the contrary, if the operating expenses and/or taxes payable by a tenant under its Lease are subject to a cap, such cap shall be prorated based upon the number of days Seller is the owner of the Property during the applicable period. In the event Seller’s collection of operating expenses and/or taxes from such tenant during such period is in excess of the prorated cap, the reconciliation statement shall reflect a payment to Buyer in the amount of such excess which Seller shall make concurrent with the finalization of the applicable reconciliation statement. The provisions of this Section 6(a)(iii)(2) shall survive the Close of Escrow.
               (3) Notwithstanding anything to the contrary contained herein, the determination of Tenant Receivables under the Jazz Leases shall be based upon the latest quarterly reconciliations under the Jazz Leases then available as of the Close of Escrow. Seller and Buyer shall cooperate with one another after the Close of Escrow in preparing the quarterly reconciliations required under the Jazz Leases for the period which includes the Close of Escrow.
     (b) Final Adjustment After Close of Escrow. If final bills are not available or cannot be issued prior to the Close of Escrow for any item being prorated above, then Buyer and Seller shall allocate such items on a fair and equitable basis at the Close of Escrow, with final adjustments to be made as soon as reasonably possible after the Close of Escrow; provided, however, such final adjustment shall be made by the date which is twelve (12) months after the Close of Escrow. Payments in connection with the final adjustment shall be due within thirty (30) days of written notice. All such rights and obligations shall survive the Close of Escrow.
     (c) Security Deposits. All security deposits not applied by Seller (and interest thereon if required by law or contract) shall be transferred or credited to Buyer at the Close of Escrow. Non-cash forms of security deposits (letters of credit and the like) shall also be so assigned at the Close of Escrow. As of the Close of Escrow, Buyer shall assume all of Seller’s obligations related to the security deposits, but only to the extent they are credited or transferred to Buyer. Any other deposits of tenant funds (e.g., deposits held for tenant improvement costs and/or reserves, if any) held and not applied by Seller shall also be so transferred or credited at the Close of Escrow.
7. Possession; Jazz Lease.
     (a) Possession. Buyer shall be placed in possession of the Property as of the Close of Escrow, subject to the rights of tenants under Leases.
     (b) Deed. Title to the Property shall be conveyed to Buyer by the Grant Deed.
     (c) Jazz Lease. For purposes of complying with those provisions in the Jazz Leases respecting the release of seller from liability thereunder following the Close of Escrow, upon the Close of Escrow Buyer shall be deemed to have assumed responsibility to cure any continuing defaults of Seller under the Jazz Leases existing as of the Close of Escrow. Upon request of Seller, Buyer agrees to confirm such assumption in a writing to be delivered to Jazz. Buyer’s obligations under this subparagraph (d) shall survive the Close of Escrow.
8. Representations, Warranties and Covenants of Buyer.
     (a) Buyer hereby represents, warrants and covenants to Seller that the following matters are true and correct as of the execution of this Agreement and also will be true and correct as of the Close of Escrow:
     (i) Buyer is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware.
     (ii) This Agreement and all the documents to be executed and delivered by Buyer to Seller pursuant to the terms of this Agreement, (i) have been or will be duly authorized, executed and delivered by Buyer, (ii) are or will be legal, valid and binding obligations of Buyer as of the date of their respective executions, (iii) are or will be enforceable in accordance with their respective terms (except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency, moratorium and other principles relating to or limiting the rights of contracting parties generally), and (iv) do not, and will not at, the Close of Escrow, violate any provisions of any agreement to which Buyer is a party. Buyer shall deliver to Seller, within thirty (30) days after Opening of Escrow, a set of resolutions signed by all of the members of Buyer confirming the due authorization, execution and delivery of this Agreement by Buyer and the person(s) authorized to execute any agreement or other instrument to be delivered in connection with this Agreement.
     (iii) To Buyer’s actual knowledge, Buyer is not included on the List of Specially Designated Nationals and Blocked Persons maintained by the Office of Foreign Assets Control (“OFAC”), or resides in, or is organized or chartered under the laws of, (A) a jurisdiction that has been designated by the U.S. Secretary of the Treasury under Section 311 or 312 of the Patriot Act (defined below) as warranting special measures due to money laundering concerns or (B) any foreign country that has been designated as non-cooperative with international anti-money laundering principles or procedures by an intergovernmental group or organization, such as the Financial Action Task Force on Money Laundering, of which the United States is a member and with which designation the United States representative to the group or organization continues to concur. As used herein, the term “Patriot Act” means the International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001, which comprises Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as reauthorized by the USA Patriot Improvement and Reauthorization Act of 2005. As used herein, the term “actual knowledge” as it relates to Buyer shall mean the actual knowledge (without investigation or the duty to conduct investigation) of Mark Buckland.
     (b) Buyer hereby agrees and acknowledges that (i) it is buying the Property on an “AS-IS” basis; (ii) it has made or will have made its own investigations and inspections of the Property, including, without limitation, the physical aspects of the Property and the Property’s compliance with all laws applicable to the Property and the Property’s fitness for its current or intended use or development (including without limitation the availability of future governmental permits or entitlements for the Property); (iii) in connection with its investigations and inspections of the Property it has contracted or had the opportunity to contract with certain advisors and consultants, including, but not limited to, environmental consultants, engineers and geologists, to conduct such environmental, hazardous material, geological, soils, hydrology, seismic, endangered species, archeological, physical, structural, mechanical and other inspections of the Property as Buyer deemed to be necessary; (iv) by the expiration of the Feasibility Period it will have approved the reports of such advisors and consultants; (v) it is relying solely on such reports and its own investigations as to the Property, its condition and other characteristics and compliance with laws; and (vi) except for the representations and warranties set forth in Section 9, it is not making the purchase of the Property in reliance upon any statements or representations, express or implied, made by Seller or its agents or brokers, as ·to the condition of or characteristics of the Property, its fitness for use for any particular purpose, or the Property’s compliance with any zoning or other rules, regulations, laws or statutes applicable to the Property, or the uses permitted on or the development requirements for or any other matters relating to the Property. Except as set forth in Section 9, Seller has no liability nor responsibility to Buyer in connection with the matters set forth in this Section 8(b), including, without limitation, any liability under any laws, rules, regulations or ordinances regulating the environment, Hazardous Materials (defined below), or human health and safety, or any latent or patent defects. Without limiting the foregoing, Buyer has not relied on any comparable sales or rents provided by Seller or any of its agents or representatives with respect to the value or cash flow of the Property, nor has Buyer relied on any value or cash flow projections, lease abstracts, tenant information or general information provided by Seller or any of its agents or representatives regarding the Property’s submarket or the availability of entitlements to redevelop the Property.
As used herein, the term “Hazardous Materials” means any chemicals, materials, compounds or substances, which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, reproductive toxicant, mutagenic, reactive, or otherwise hazardous or defined as, listed or included in the definition of “hazardous substance,” “hazardous materials,” “hazardous wastes,”

“universal waste,” “bio-hazardous wastes,” “medical wastes,” “radioactive wastes,” “pharmaceutical wastes,” “commingled wastes,” “toxic substances,” “toxin,”, “pollutant”, “contaminant,” or words of similar usage and import under any federal, applicable state or local statute, regulation, rule or ordinance or amendments thereto, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. §§ 9601 et. seq.) and/or the Resource Conservation and Recover Act (42 U.S.C. §§ 6901 et. seq.), including petroleum or any petroleum products, constituents, additives, or derivatives thereof; radioactive materials; radionuclide; radon gas; mercury; asbestos and asbestos-containing materials; mold (including without limitation materials governed by California’s Toxic Mold Protection Act (Cal. Health & Safety Code §§26100-26156; stats 2001, ch 584)); polychlorinated biphenyls and any transformers or other equipment that contains dielectric fluids containing polychlorinated biphenyls; and any other chemical, material, waste or substance, the use, handling, storage, treatment, disposal, release, discharge of, or exposure to which is prohibited, limited or otherwise regulated.
     (c) NEITHER SELLER NOR ANY OTHER PARTY ACTING (OR PURPORTING TO ACT) ON BEHALF OF SELLER, HAS MADE ANY (AND SELLER HEREBY DISCLAIMS ANY) REPRESENTATION OR WARRANTY OF ANY KIND OF NATURE CONCERNING THE EXISTENCE OR ABSENCE OF HAZARDOUS MATERIALS AT, UNDER OR ABOUT THE PROPERTY (OR OTHER PARCELS IN PROXIMITY THERETO), INCLUDING WITHOUT LIMITATION (1) AIR QUALITY OR WATER CONDITIONS, OR (2) MATTERS DISCLOSED BY THE ENVIRONMENTAL REPORTS INCLUDED IN THE PROPERTY DOCUMENTS OR OTHERWISE MADE AVAILABLE TO OR OBTAINED BY BUYER (THE MATTERS STATED THEREIN BEING REFERRED TO AS THE “ENVIRONMENTAL DISCLOSED MATTERS”). BUYER SHALL TAKE TITLE TO THE PROPERTY SUBJECT TO ANY AND ALL HAZARDOUS MATERIALS WHICH MAY EXIST AT, UNDER OR ABOUT THE PROPERTY (OR OTHER PARCELS IN PROXIMITY THERETO), WHETHER KNOWN OR UNKNOWN, DISCLOSED OR UNDISCLOSED, INCLUDING, WITHOUT LIMITATION, THE ENVIRONMENTAL DISCLOSED MATTERS, AND ANY AND ALL CLAIMS AND/OR LIABILITIES RELATING THERETO IN ANY MANNER WHATSOEVER (ANY OF THE FOREGOING DESCRIBED IN THIS SUBPARAGRAPH (C) BEING REFERRED TO AS “ENVIRONMENTAL CONDITIONS”).
     (d) BUYER ACKNOWLEDGES THAT BUYER’S OPPORTUNITY FOR INSPECTION AND INVESTIGATION OF THE PROPERTY (AND OTHER PARCELS IN PROXIMITY THERETO) HAS BEEN ADEQUATE TO ENABLE BUYER TO MAKE BUYER’S OWN DETERMINATION WITH RESPECT TO ENVIRONMENTAL CONDITIONS. FURTHERMORE, BUYER’S CLOSING HEREUNDER SHALL BE DEEMED TO CONSTITUTE AN EXPRESS WAIVER OF THE RIGHT OF BUYER AND ITS SUCCESSORS AND ASSIGNS TO SUE SELLER AND OF BUYER’S RIGHT TO CAUSE SELLER TO BE JOINED IN AN ACTION BROUGHT UNDER ANY FEDERAL, STATE OR LOCAL LAW, RULE, ACT OR REGULATION NOW EXISTING OR HEREAFTER ENACTED OR AMENDED WHICH PROHIBITS OR REGULATES THE USE, HANDLING, STORAGE, TRANSPORTATION OR DISPOSAL OF HAZARDOUS MATERIALS OR WHICH REQUIRES REMOVAL OR REMEDIAL ACTION WITH RESPECT TO SUCH

HAZARDOUS MATERIALS, SPECIFICALLY INCLUDING, BUT NOT LIMITED TO THE STATUTES SET FORTH ABOVE IN THE DEFINITION OF HAZARDOUS MATERIALS.
     (e) Section 25359.7 of the California Health and Safety Code requires owners of nonresidential property who know or have reasonable cause to believe that a release of a hazardous material has come to be located on or beneath real property to provide written notice of that condition to a buyer of said real property. Buyer acknowledges that Seller has disclosed to Buyer all matters described in the Environmental Disclosed Matters. By Buyer’s execution of this Agreement, Buyer (i) acknowledges Buyer’s receipt of the foregoing notice given pursuant to Section 25359.7 of the California Health and Safety Code, (ii) has become or will become fully aware prior to the Close of Escrow of the matters described in the Environmental Disclosed Matters, a copy of which Buyer has received and has reviewed; and (iii) as of Close of Escrow and after receiving advice of Buyer’s legal counsel, waives any and all rights or remedies whatsoever, express, implied, statutory or by operation of law, Buyer may have against Seller and arising under Section 25359.7 of the California Health and Safety Code.
     (f) Effective on the Close of Escrow, and except with respect to the matters specifically set forth in Section 9, Buyer hereby releases Seller from and waives all claims against Seller, at law or in equity, whether known or unknown, suspected or unsuspected which Buyer has or may have, arising out of or related to Environmental Conditions, the value, cashflow or physical condition of the Property, its compliance with applicable law, the status or availability of entitlements for the Property, or its fitness for Buyer’s intended purpose.
     (g) With respect to the foregoing release by Buyer contained in this Agreement, Buyer expressly waives the provisions of California Civil Code § 1542, which provides as follows:
“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”
BUYERS INITIALS ______
     (h) Each covenant, agreement, representation and warranty contained in this Section 8 shall survive the Close of Escrow or termination of this Agreement.
9. Representations, Warranties and Covenants of Seller. Subject in all respects to the matters set forth in Section 8 above, Seller hereby represents, warrants and covenants to Buyer that the following matters are true and correct as of the execution of this Agreement and will also be true and correct as of the Close of Escrow:
     (a) Seller is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware.
     (b) This Agreement and all the documents and items to be executed and delivered by Seller to Buyer pursuant to the terms of this Agreement, (i) have been or will be duly authorized, executed and delivered by Seller, (ii) are or will be legal, valid and binding obligations of Seller as of the date of their respective executions, (iii) are or will be enforceable in accordance with their respective terms (except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency, moratorium and other principles relating to or limiting the rights of contracting parties generally); and (iv) do not and will not, at the Close of Escrow, violate any provisions of any agreement to which Seller is a party except for any restriction on transfer pursuant to that certain Indenture dated as of November 13, 2006, between Seller and The Bank Of New York Trust Company, N.A. (the interests of which as indenture trustee have succeeded to The Bank of New York Mellon Trust Company, N. A.) relating to Seller’s Floating Rate Senior Secured Notes due 2010 (the “Notes”) Seller has issued a redemption notice announcing that it will redeem all of the outstanding Notes which is expected to close prior to the Close of Escrow. The Property shall be conveyed to Buyer at the Close of Escrow free and clear of any lien on the Property held for the benefit of the holders of the Notes. Seller shall deliver to Buyer, within thirty (30) days after Opening of Escrow, a set of resolutions of the board of directors of Seller confirming the due authorization, execution and delivery of this Agreement by Seller and the person(s) authorized to execute any agreement or other instrument to be delivered in connection with this Agreement, which resolutions shall be certified by the corporate secretary of Seller.
     (c) To Seller’s actual knowledge, the Property Documents are true and correct in all material respects as of the date of such document; provided, however, that Seller makes no representation or warranty and shall have no liability or responsibility for (i) any inaccuracy in the square footages recited for the Improvements herein or in any Property Document, and (ii) anything set forth in any third party reports which are included in the Property Documents.
     (d) To Seller’s actual knowledge, and except as otherwise disclosed to Buyer in writing, no condemnation, eminent domain or other legal action is pending or threatened in writing against the Property, nor has Seller any actual knowledge of any assessments affecting the Property other than as set forth in the Commitment.
     (e) To Seller’s actual knowledge, and except as otherwise disclosed to Buyer in writing, there are no violations of any covenants, conditions or restrictions applicable to the Property, and Seller has received no written notice or complaint with respect to any such violation or alleged violation.
     (f) To Seller’s actual knowledge: (i) there are no leases or tenancy agreements affecting the Property, or any portion thereof, other than the Leases delivered to Buyer and reflected in the Rent Schedule; (ii) the information set forth in said Rent Schedule is true and correct in all material respects as of the date thereof; (iii) there are no amendments, modifications or supplements to the Leases, whether oral or written, except those disclosed to Buyer in the Property Documents; (iv) Seller has not received any rentals or security or other deposits thereunder other than as set forth in the Leases; and (v) there are no material defaults under the Leases.
     (g) There is not currently in effect any unrecorded agreement entered into by Seller or by which Seller is bound by which a third party has been granted any parking rights at or with respect to the Property except for the Leases and except as otherwise disclosed to Buyer in the Property Documents.

     (h) Seller has not received any written correspondence challenging the validity of any easement appurtenant to the Property as shown on the ALTA survey made available to Buyer as part of the Property Documents.
     (i) To Seller’s actual knowledge, Seller is not included on the List of Specially Designated Nationals and Blocked Persons maintained by OFAC, or resides in, or is organized or chartered under the laws of, (A) a jurisdiction that has been designated by the U.S. Secretary of the Treasury under Section 311 or 312 of the Patriot Act as warranting special measures due to money laundering concerns or (B) any foreign country that has been designated as non-cooperative with international anti-money laundering principles or procedures by an intergovernmental group or organization, such as the Financial Action Task Force on Money Laundering, of which the United States is a member and with which designation the United States representative to the group or organization continues to concur.
     For purposes of the foregoing representations and warranties, “Seller’s actual knowledge” shall mean the actual knowledge of Jake Cisneros without duty of inquiry and without being charged with record or constructive knowledge.
     Notwithstanding anything else contained in this Agreement, if any representation or warranty made by Seller hereunder is true and correct as of the execution of this Agreement but is not true and correct as of the Close of Escrow, so long as the same has not occurred by reason of Seller’s willful act or omission, then Seller shall not be liable to Buyer in damages by reason thereof and Buyer’s sole remedy shall be the following: (i) waive Buyer’s closing condition set forth in Section 3(a)(vi) and close Escrow or (ii) terminate the Agreement and receive the Deposit minus the Independent Consideration. Notwithstanding anything to the contrary contained in this Agreement, Buyer agrees that any claim(s) brought by Buyer against Seller after the Close of Escrow based on an alleged breach of a representation and warranty by Seller must (1) be filed in the appropriate forum pursuant to this Agreement within twelve (12) months from the Close of Escrow (except as otherwise provided in Section 3(a)(v)(2) above), and (2) aggregate to more than $100,000.00. In addition and without limitation, (x) the maximum amount of liability that Seller shall have under any circumstance for any and all surviving obligations under this Agreement (including, without limitation, any obligation arising out of any representation or warranty made by Seller in this Agreement and any liability under any instrument or document delivered by Seller at or in connection with the Close of Escrow) shall not exceed an amount equal to $1,000,000 in the aggregate, and (y) Buyer shall in no event be entitled to seek punitive damages on account of any such surviving obligation of Seller under this Agreement or other Seller obligation arising out of an instrument or document delivered by Seller at or in connection with the Close of Escrow.
10. Right to Enter Property; Contact with City.
     (a) Right to Enter. Commencing on the Opening of Escrow, and continuing thereafter until the Close of Escrow or earlier termination of this Agreement, Buyer and its agents shall have the right, at Buyer’s sole cost and expense, and upon one (1) business day’s prior written notice to Seller (subject to any longer notice period provided in the Jazz Leases, which shall govern any entry into the premises occupied by Jazz), which notice shall contain a certified copy of the liability insurance policy described below, to enter onto the Property at reasonable times and in a reasonable manner for the purpose of making such tests and inspections as Buyer deems necessary in connection with this Agreement; provided, however, Buyer shall not conduct any destructive or invasive testing without the prior written consent of Seller, which shall not be unreasonably withheld. Buyer shall not inspect or attempt to inspect the interior of the Improvements without first obtaining Seller’s prior written approval which shall not be unreasonably withheld. Seller shall arrange for such interior inspection of the Improvements by Buyer and Seller shall have the right to accompany Buyer during any such inspection and during any tenant interviews. Buyer agrees that, under no condition, shall Buyer communicate or attempt to communicate with the tenants or the tenants’ representatives under the Leases unless Buyer has given at least one (1) business day’s prior written notice to Seller and Seller has been afforded the opportunity to have a representative present during any such communications. Buyer shall maintain liability insurance coverage applicable to such activities with coverage in an amount of $2,000,000 per occurrence and issued by an insurer reasonably acceptable to Seller. Such policy shall name Seller as an additional insured and shall provide that there shall not be any cancellation or reduction in coverage without thirty (30) days’ prior written notice to Seller at the address set forth in Section 15. After making such tests and inspections, Buyer shall restore the Property to its condition prior to such tests and inspections. Buyer hereby agrees to indemnify, defend, protect and hold Seller harmless from and against any loss, liability, claim, damage, cost or expense (including attorneys’ fees) in connection with such tests and inspections. Any liability of Buyer to Seller with respect to the foregoing indemnity shall not be limited to or defined by the liquidated damages provision set forth in Section 13 below and shall survive the Close of Escrow. Notwithstanding anything to the contrary contained herein, Buyer shall have no liability to Seller (nor shall the foregoing Buyer indemnity apply to) for Buyer’s mere discovery of an existing condition on the Property so long as Buyer did not exacerbate such existing condition in any manner.
     (b) Contact with City. Buyer agrees not to contact or discuss with the City or any other governmental or quasi-public agency (or any employee or other representative of any such agency) that Buyer is under contract to purchase the Property or any other aspect of the Property, including without limitation the nature or status of the entitlement process regarding the Property or areas adjacent thereto, in each case without providing at least three (3) business days prior written notice to Seller. Seller shall have the right to have a representative present during any such communication.
11. Destruction of the Improvements.
     If prior to the Close of Escrow the Improvements are damaged or destroyed, whether by fire or other casualty, then Seller shall promptly notify Buyer of such damage or destruction and the cost to repair the same, as reasonably estimated by Seller. In the event such estimated cost is in excess of $100,000, Buyer may terminate the Escrow and this Agreement by giving Seller written notice of its intent to do so within three days after the date Buyer receives actual notice of such damage or destruction. Upon such termination, neither Party shall have any further rights or obligations hereunder, and the Deposit shall be returned to Buyer minus the Independent Consideration and minus Buyer’s share of Escrow cancellation costs determined pursuant to Section 5(e). In the event such estimated cost of repair is $100,000 or less, or in the event Buyer elects not to terminate this Agreement, then the Escrow and this Agreement shall remain in full force and effect and Seller shall assign to Buyer, as a condition precedent to the Close of Escrow, all of Seller’s right, title and interest in and to any insurance proceeds or claims therefor with respect to such damage or destruction. Additionally, in such latter case, Seller shall pay to Buyer, by way of a credit against the Purchase Price, an amount equal to the lesser of the estimated cost of repairing the damage or destruction as reasonably determined by Seller or any deductible amount applicable to such damage or destruction under any casualty insurance coverage maintained by Seller with respect to the Property.
12. Loss by Condemnation.
     In the event that prior to the Close of Escrow, the Property, or any material part thereof, is subject to a taking by a public authority, then Buyer shall have the right, exercisable by giving notice to Seller within 15 days after receiving written notice of such taking, either (a) to terminate this Agreement, in which case neither Party shall have any further rights or obligations hereunder, and the Deposit shall be returned to Buyer minus the Independent Consideration and minus Buyer’s share of Escrow cancellation costs determined pursuant to Section 5(e), or (b) to accept the Property in its then condition and proceed to close this transaction, and to receive an assignment of all of Seller’s rights to any condemnation awards payable by reason of such taking. If Buyer elects to proceed under clause (b) above, Seller shall not compromise, settle or adjust any claims to such awards without Buyer’s prior written consent, which consent shall not be unreasonably withheld. Seller agrees to give Buyer prompt notice of any taking of the Property promptly after Seller receives notice of the same.
13. Default of Buyer.
     (a) PRIOR TO ENTERING INTO THIS TRANSACTION, BUYER AND SELLER HAVE BEEN CONCERNED WITH THE FACT THAT SUBSTANTIAL DAMAGES WILL BE SUFFERED BY SELLER IN THE EVENT OF BUYER’S DEFAULT UNDER THIS AGREEMENT. WITH THE FLUCTUATION IN LAND VALUES, THE UNPREDICTABLE STATE OF THE ECONOMY AND OF GOVERNMENTAL REGULATIONS, THE FLUCTUATING MARKET FOR REAL ESTATE LOANS OF ALL TYPES, AND OTHER FACTORS WHICH DIRECTLY AFFECT THE VALUE AND MARKETABILITY OF THE PROPERTY, IT IS REALIZED BY THE PARTIES THAT IT WOULD BE EXTREMELY DIFFICULT AND IMPRACTICABLE, IF NOT IMPOSSIBLE, TO ASCERTAIN WITH ANY DEGREE OF CERTAINTY THE AMOUNT OF DAMAGES WHICH WOULD BE SUFFERED BY SELLER IN THE EVENT OF BUYER’S DEFAULT UNDER THIS AGREEMENT. THEREFORE, IN THE EVENT BUYER DEFAULTS IN ITS OBLIGATION TO CLOSE THE PURCHASE OF THE PROPERTY, THE DEPOSIT SHALL BE PAID OR DELIVERED TO AND RETAINED BY SELLER AS LIQUIDATED DAMAGES WHICH (SUBJECT TO PARAGRAPH (b) OF THIS SECTION 13) SHALL BE SELLER’S SOLE REMEDY HEREUNDER BY REASON OF SUCH DEFAULT. THE PARTIES HERETO EXPRESSLY AGREE AND ACKNOWLEDGE THAT THE AMOUNT OF THE DEPOSIT REPRESENTS THE PARTIES’ REASONABLE ESTIMATE OF SELLER’S DAMAGES IN THE EVENT OF SUCH DEFAULT. BUYER AND SELLER EXPRESSLY AGREE THAT THE FOREGOING LIQUIDATED DAMAGES PROVISION IS NOT INTENDED TO DEFINE OR LIMIT ANY INDEMNITY LIABILITY OF BUYER TO SELLER UNDER THIS AGREEMENT OR ANY

PROVISION CONTAINED IN THIS AGREEMENT FOR THE PAYMENT OF ATTORNEYS FEES.
SELLER’S INITIALS: ________ BUYER’S INITIALS: ________
     (b) If Buyer shall default in its obligations hereunder and shall fail to cooperate fully in the immediate cancellation of Escrow and the release to Seller of the Deposit as liquidated damages (if not previously released) then, notwithstanding the Parties’ agreement to limit damages to liquidated damages, and in addition to all other rights and remedies, the following provisions will obtain: (i) In the event Buyer agrees to cancellation of the Escrow but not to the release of the Deposit as liquidated damages (if not previously released), then the prevailing party in any dispute shall be entitled to recover its costs of enforcement, including reasonable attorneys fees (if Seller is the prevailing party in such dispute, Seller shall also be entitled to the Deposit as liquidated damages); and (ii) In the event Buyer shall fail or refuse to agree to the cancellation of the Escrow or shall commence an action for specific performance and/or file a notice of lis pendens, then the prevailing party in any such dispute shall be entitled to recover its actual damages (and Seller shall not be limited to liquidated damages), plus costs of enforcement including reasonable attorneys fees.
14. Broker’s Commission.
     In connection with the transaction contemplated by this Agreement, at the Close of Escrow, (i) Seller shall pay a broker’s commission to Jones Lang LaSalle pursuant to separate written agreement, and (ii) Buyer shall pay a broker’s commission to Tierra Development Advisors pursuant to separate written agreement. Said commissions shall be paid through Escrow at the close thereof. With the exception of such commissions, Buyer and Seller each represent to the other that they have not entered into any agreement or incurred any obligation which might result in the obligation to pay a sales or brokerage commission or finder’s fee with respect to this transaction. Buyer and Seller each agree to indemnify, defend, protect and hold the other harmless from and against any and all losses, claims, damages, costs or expenses (including attorneys’ fees) which the other may incur as a result of any claim made by any person to a right to a sales or brokerage commission or finder’s fee in connection with this transaction to the extent such claim is based, or purportedly based, on the acts or omissions of Seller or Buyer, as the case may be. The obligations of Buyer and Seller under this Section 14 shall survive the Close of Escrow.
15. Seller Covenants. Seller agrees as follows:
     (a) From and after the Opening of Escrow until the Close of Escrow or earlier termination of this Agreement, Seller will provide or cause to be provided substantially such services with respect to the Property that have been provided by or on behalf of Seller in the past in accordance with Seller’s customary practice. For the avoidance of doubt, Buyer acknowledges and agrees that Seller shall not be obligated to make any replacements, alterations or improvements to the Property or otherwise make any capital expenditures on account of the Property prior to Close of Escrow.

     (b) Seller shall not knowingly encumber the Project from and after the Opening of Escrow until the Close of Escrow or earlier termination of this Agreement, except as otherwise permitted under this Agreement and except for liens which are dischargeable upon the payment thereof out of Seller’s proceeds from the Escrow.
     (c) From and after the Opening of Escrow until the Close of Escrow or earlier termination of this Agreement and except as otherwise provided in this Section 15(c) and in Section 19(b) below, Seller shall not amend any existing Lease or enter into a new Lease covering any portion of the Property (each a “Lease Transaction”) nor shall Seller enter into a service contract for the Property (each a “Service Contract”) which is not otherwise terminable at or prior to the Close of Escrow, in each case without obtaining the prior written consent of Buyer, which consent shall not be unreasonably withheld and which consent shall be deemed given if notice of disapproval is not received by Seller within five (5) business days of delivering a request for consent to Buyer. Notwithstanding the immediately preceding sentence, Seller may do either of the following types of Lease Transactions without obtaining the prior written consent of Buyer (except as otherwise provided below) so long as Seller promptly notifies Buyer of such Lease Transaction and provides Buyer with a copy of the executed amendment: (i) extend the term of any existing Lease which expires within six (6) months after Opening of Escrow for up to twelve (12) months after such expiration date (provided further, however, that any change in the base rent during such extension period must be based upon Seller’s reasonable determination of fair market rent), and (ii) amend the Jazz Leases to either obtain a reduction in the portion of electricity costs allocable to the landlord thereunder or to establish a fixed percentage reimbursement allocable to each of the Half Dome Building and Conexant Towers (as such terms are defined in Section 19(b) below), provided that Buyer’s consent shall be required if the percentage of the total electrical bill allocated to the Half Dome Building exceeds 0.32%. Seller shall be responsible for any broker commissions, tenant improvement costs and other expenses incurred in connection with a Lease Transaction (collectively, “Leasing Costs”) which are associated with any Lease Transaction entered into prior to the Opening of Escrow. Buyer shall be responsible for a prorata share of any Leasing Costs which are associated with any Lease Transaction entered into after the Opening of Escrow which has been approved by Buyer, based upon the percentage of the term of such Lease Transaction occurring on and after the Close of Escrow (with Seller responsible for the balance).
     (d) At or prior to Close of Escrow, Seller shall terminate all existing Service Contracts at Seller’s sole cost except (excluding utilities and waste disposal accounts in Seller’s name, which Buyer shall place in its own name at the Close of Escrow). If any Service Contract covers both the Property and areas located outside the Property, Seller shall have the right to amend such Service Contract prior to the Close of Escrow (without the necessity of obtaining Buyer’s consent) so that such Service Contract no longer covers the Property at Close of Escrow. Buyer acknowledges that Seller currently reimburses Jazz for the cost of a service contract for maintenance of the central plant equipment at the Jazz premises and that such obligation shall pass to Buyer at the Close of Escrow as successor in interest to Seller under the Jazz Leases.
16. Notices.
     All notices, requests and demands to be made hereunder to the Parties hereto shall be made in writing to the addresses set forth below and shall be given by any of the following means: (a) personal service; (b) electronic communication, including facsimile or e-mail transmission ((provided, however, that notice is also given by one of the other means set forth in Subparagraph 15(a), (c), or (d)); (c) certified or registered mail, postage prepaid, return receipt requested; or (d) courier or delivery service. Such addresses may be changed by notice to the other Parties given in the same manner as provided above. Any notice, demand or request sent pursuant to either subsection 15(a), (b) or (d) hereof shall be deemed received upon the actual delivery thereof, and, if sent pursuant to subsection 15(c) shall be deemed received five (5) days following deposit in the mail. Refusal to accept delivery of any notice, request or demand shall be deemed to be delivery thereof. If any Party hereto is not an individual, notice may be made on any officer, general partner or principal thereof. Notice to any one co-Party shall be deemed notice to all co-Parties.

To Seller:	Conexant Systems, Inc. 4000 MacArthur Blvd. Newport Beach, California 92660 Attention: Mark Peterson, Esq., General Counsel E-mail Address: Mark.Peterson@conexant.com Facsimile No: (949) 483-5536

With a copy to:	Manatt, Phelps & Phillips, LLP 695 Town Center Drive, 14th Floor Costa Mesa, California 92626 Attention: Steven Edwards, Esq. E-mail Address: sedwards@manatt.com Facsimile No.: 714-371-2550

To Buyer:	City Ventures, LLC 2850 Red Hill Avenue, Suite 200 Santa Ana, California 92705 Attention: Mark Buckland, President E-mail Address: mark@cvassets.com Facsimile No: (949) 250-1529

With a copy to:	Kenneth M. Kaplan, Esq. 361 Forest Avenue, Suite 204 Laguna Beach, California 92651-2148 E-mail Address: kaplankm@gmail.com Facsimile No: (949) 715-0772

To Escrow Holder:	First American Title Insurance Company 5 First American Way Santa Ana, California 92701 Attention: Patty Beverly E-mail Address: pbeverly@firstam.com Facsimile No: (714) 200-0519

17. Lease of Space Within Half Dome Building. Effective as of the Close of Escrow, Seller shall lease from Buyer (i) approximately 5,923 rentable square feet located within the building commonly known as 4311 Jamboree Road (“Half Dome Building”) and designated on Exhibit H-1 attached hereto as the “Data Center” (“Data Center Space”), and (ii) the area designated as “Generator/Haz Waste Storage” on Exhibit H-1 attached hereto, consisting of 1,608 rentable square feet (“Generator/Haz Waste Storage Area”), on the following terms:
     (a) The Data Center Space shall be covered by a separate lease (the “Data Center Lease”) and the Generator/Haz Waste Storage Area shall be covered by a separate lease (“Flex Space Lease”). Each of the Data Center Lease and Flex Space Lease (collectively, the “Half Dome Leases”) shall be negotiated between the parties during the Feasibility Period but shall otherwise be consistent with the terms set forth in this Section 17. If for any reason the form of either Half Dome Lease is not approved by both parties in writing by January 22, 2010, either party may at any time thereafter elect to terminate this Agreement by delivery of written notice to the other party. Buyer acknowledges receipt of a draft Flex Space Lease and a draft Data Center Lease from Seller. Upon agreement by both parties of the form of Data Center Lease and Flex Space Lease, such agreed-upon forms shall be added to this Agreement as Exhibits H-2 and H-3, respectively, pursuant to an amendment to this Agreement.
     (b) The Data Center Space and Generator/Haz Waste Storage Area shall be leased in their current “as is” condition as of the Close of Escrow.
     (c) Base rent for the Data Center Space shall be $15 per square foot per month full service gross. Base rent for the Generator/Haz Waste Storage Area shall be $0.75 per square foot per month full service gross. There shall be no pass-throughs of common area charges, taxes, insurance, utilities or any other operating or ownership costs incurred by Buyer as landlord in connection with either Half Dome Lease.
     (d) The term of each Half Dome Lease shall be five (5) years commencing on the Close of Escrow.
     (e) Buyer shall have the option to terminate either or both Half Dome Leases (or, in the alternative and from time to time, reduce the size of the premises covered by the Flex Space Lease) by giving Seller at least twelve (12) months prior written notice in each instance; provided, however, that such required notice period shall be reduced to a minimum of six (6) months prior notice in the case of any termination or reduction noticed by Buyer after the second (2nd) anniversary of the Close of Escrow.
     (f) Seller shall have the option to terminate either or both Half Dome Leases (or, in the alternative and from time to time, reduce the size of the premises covered by the Flex Space Lease) by giving Buyer at least ninety (90) days prior written notice in each instance.
     (g) Seller shall have the right to sublease a portion of the Data Center Space to Jazz on such terms as Seller may elect, all without notice to or the requirement to obtain the consent of Buyer. Buyer and Seller shall cooperate after the Close of Escrow to obtain a signed amendment to the Jazz Lease covering the Half Dome Building (“Jazz/Half Dome Lease”) which has the effect of removing the from such Lease the portion of the Data Center currently leased by

Jazz (consisting of approximately 748 square feet), so that a separate sublease can be executed between Seller and Jazz with respect to such portion of the Data Center Space. Pending execution of such amendment and new sublease and so long as the Data Center Lease remains in full force and effect, Seller shall (i) lease the entire Data Center Space subject to Jazz’s rights under the Jazz/Half Dome Lease, and (ii) observe and perform those obligations of Buyer under the Jazz/Half Dome Lease (as successor landlord) arising from and after the Close of Escrow which pertain directly and exclusively to the portion of the Data Center currently leased by Jazz. For the avoidance of doubt, Seller does not and shall not be deemed to have assumed any of the landlord’s obligations under Jazz/Half Dome Lease with respect to the balance of the premises covered thereby (i.e., excluding the Data Center Space) on account of Seller’s obligations pursuant to the immediately preceding sentence. All rent payable by Jazz on account of the Data Center Space is hereby assigned by Buyer to Seller effective as of the Close of Escrow; in connection therewith, (x) Buyer shall remit and pay over to Seller any such rental received by Buyer promptly upon receipt by Buyer, (y) at or promptly following the Close of Escrow, Buyer shall notify Jazz in writing that such rental is to be paid directly to Seller, and (z) Buyer shall cooperate with Seller and use commercially reasonable efforts to collect the rent payable by Jazz on account of the Data Center Space on Seller’s behalf pending execution of such amendment and new sublease by Jazz. Buyer acknowledges that the Excluded Property is located in the Data Center and shall remain the property of Seller following Close of Escrow. Upon request of either party, the other party will execute a separate writing in commercially reasonable form which confirms the terms set forth in this subparagraph (g).
     (h) Seller shall have an option (“Option”), exercisable only within the sixty (60) day period immediately following the Close of Escrow (“Option Period”), to lease any remaining space in the Half Dome Building including without limitation any space surrendered by Jazz on or after the Close of Escrow (as applicable, the “Option Space”). The Option Space shall be offered to Seller at $0.75 per square foot per month full service gross, for a term co-terminus with the then-remaining term of the Half Dome Leases and otherwise on the same terms and conditions as are set forth in the Flex Space Lease. In order to validly exercise the Option, Seller must notify Buyer in writing (“Option Notice”) of such exercise prior to expiration of the Option Period, which Option Notice shall (i) specify the portions of the Option Space which Seller desires to lease (“Optioned Space”), (ii) specify the effective date of the lease of the Optioned Space (which effective date shall not be later than the date which is 30 days after the date of such Option Notice), and (iii) be accompanied by two (2) counterpart originals of an amendment to the Flex Space Lease each duly executed by Seller (“Flex Space Lease Amendment”) which modifies the definition of the premises covered thereby to include the Optioned Space and provides for an effective date of such modification consistent with the effective date specified in such Option Notice. Provided that the Option has been timely and validly exercised and the form of Flex Space Lease Amendment is consistent with this subparagraph (h) and is otherwise in a commercially reasonable form, Buyer shall execute the Flex Space Lease Amendment and return a signed counterpart original to Seller within five (5) business days following Buyer’s receipt of the Flex Space Lease Amendment. In any event, Buyer shall not enter into any lease or other form of occupancy agreement respecting the Optioned Space (or any portion thereof) during the Option Period.
     (i) This Section 17 and the obligations of each party hereunder shall survive the Close of Escrow.

18. El Capitan Auditorium. From and after the Close of Escrow, Seller shall have the right, at no additional cost, to use the auditorium currently located within the building commonly known as 4321 Jamboree (“El Capitan Building”) for company meetings and other company functions (e.g., Christmas holiday parties) provided that (i) Seller reserve each date with Buyer at least 30 days in advance, (ii) Seller may not use such auditorium more than twelve (12) times in any given calendar year (each time for no more than one day), (iii) Buyer cannot guarantee that any specific date desired by Seller will be available and Seller understands that its use of the auditorium is subject to availability, (iv) Seller shall at all times maintain a policy of commercial general liability insurance with a combined single limit not less than $2,000,000 and naming Buyer as an additional insured, and (iv) Seller shall indemnify, defend and hold harmless Buyer from and against any and all claims, losses, damages and expenses, including without limitation attorneys fees and cost, arising from the use of such auditorium by Seller or its employees, agents and invitees. Seller’s rights and duties contained in this Section shall survive the Close of Escrow until the El Capitan Building is demolished or until such auditorium is otherwise converted by Buyer into a use other than as an auditorium.
19. Electrical Pass-Throughs. The parties acknowledge that electrical power is currently supplied to the Property via an electrical substation located at the most southerly point of the Land and that there currently exists a grid of underground electrical conduit maintained within an existing easement appurtenant to the Property (labeled as Parcel C in the legal description of the Land attached hereto as Exhibit A) and created pursuant to Section 1.08 of that certain Reciprocal Grant of Easements recorded November 6, 1972 in Book 10413, Page 573 (as amended by that certain First Amendment to Reciprocal Grant of Easements recorded May 7, 1974 in Book 11137, Page 1004 and by subsequent quitclaim deeds recorded in Book 11137, Page 1018 and Book 11137, Page 1022, all of Official Records of Orange County) (the “Electrical Easement”). The electrical grid lying within the Electrical Easement includes an extension running from a substation at the rear of the Half Dome Building to the office towers leased by Seller and commonly known 4000 MacArthur Boulevard (“Conexant Towers”) (located immediately to the south of the Land). Southern California Edison (“SCE”) invoices Jazz on a monthly basis (the existing SCE account for the Property being held in Jazz’s name) for the entire cost of the electricity supplied to the Property, including without limitation electricity utilized within the portion of the Half Dome Building not occupied by Jazz as well as electricity utilized by the Conexant Towers. Pursuant to the Jazz Lease (specifically, Paragraph 4 of that certain Third Amendment to Lease dated September 1, 2006, with respect to the Jazz Lease covering the El Capitan Building, hereinafter referred to as the “Jazz/El Capitan Lease”), Seller and Jazz have agreed to apportion such monthly electrical bill by allocating a fixed 89.2% of each such bill to Jazz and allocating the remaining 10.8% to Seller (regardless of actual usage by each respective party). In light of the fact that Buyer will hold fee title to the Half Dome Building after Close of Escrow and both Buyer and Seller will become electricity users on the same SCE electricity account maintained by Jazz, the parties desire to provide for a post-closing cost sharing arrangement with respect to the parties’ combined electricity usage under such Jazz account.
     (a) Except as otherwise provided in subparagraph (b) below, from and after the Close of Escrow until the Termination Date (defined below), Seller shall be responsible for ninety —seven percent (97%) of the portion of each monthly electricity bill allocated to the landlord pursuant to the Jazz Lease and Buyer shall be responsible for the remaining three percent (3%) of such bill. For example, if after Close of Escrow Jazz receives from SCE an electrical bill in the amount of $1,000,000 for July, 2010, Jazz will invoice Buyer as its landlord the sum of $108,000 as Buyer’s share of such bill (10.8% of $1,000,000) and Buyer will in turn invoice Seller for $104,760 (97% of $108,000). Seller agrees to reimburse Buyer for Seller’s share of each such electricity bill within thirty (30) days following presentation of an invoice from Buyer together with the backup documentation provided by Jazz to Buyer as successor landlord.
     (b) Seller shall have the continuing right (both prior to and after Close of Escrow) to negotiate directly with Jazz for a reduction in the landlord’s share of such monthly electricity bill (on account of the upcoming 2010 termination of Conexant’s master lease covering the East Conexant Tower and the planned disengagement of the East Conexant Tower from the shared electrical grid). If Seller is successful in obtaining such reduction, each party will pay its share of such reduced landlord’s contribution amount based not upon the fixed percentages set forth in subparagraph (a) above but based upon the historical actual electricity usage within the Half Dome Building (that is, the portion not leased by Jazz pursuant to the Jazz/Half Dome Lease) and West Conexant Tower, respectively, as reasonably determined by both parties. For example, using the same $1,000,000 monthly electricity bill described in subparagraph (a) above, if Seller obtains a reduction in the landlord’s contribution for such monthly electricity bill from 10.8% to 7% and the parties both agree that, based upon historical usage, 65% of the collective historical electricity consumption of the Half Dome Building and West Conexant Tower is attributable to the West Conexant Tower, Jazz will invoice Buyer as its landlord the sum of $70,000 as Buyer’s share of such bill (7% of $1,000,000) and Buyer will in turn invoice Seller for $45,500 (65% of $70,000). Buyer agrees to cooperate with Seller in connection with Seller’s efforts to obtain a reduction in the landlord’s share of such monthly electricity bill, including without limitation executing an amendment to the Jazz Leases implementing any such agreed-upon reduction.
     (c) The right and duties of each party under this Section 19 shall survive the Close of Escrow until the date (as applicable, the “Termination Date”) which is the earlier to occur of (i) the date which is one hundred twenty (120) days after Seller delivers notice of termination (“Electrical Termination Notice”) to Buyer (provided that Seller actually terminates its electrical usage from such shared electrical grid on or prior to the expiration of such one hundred twenty (120) day period), or (ii) the date Jazz surrenders possession of the El Capitan Building to Buyer, provided that Buyer gives Seller at least thirty (30) days prior written notice of any such surrender. Notwithstanding the immediately preceding sentence, (x) Seller may not deliver an Electrical Termination Notice to Buyer prior to June 26, 2010 (the expiration date of the master lease covering the West Conexant Tower), and (y) Seller may give a thirty (30) day Electrical Termination Notice (instead of the 120-day notice provided above) to Buyer if the Jazz/Half Dome Lease has previously been amended to reduce the landlord’s share of Jazz’s monthly electricity bill and fixed percentage allocations of electrical pass-throughs to the Half Dome Building and West Conexant Tower, respectively, have been approved by both parties in accordance with Section 19(b) above. At the request of either party which may be made at any time after the Termination Date, the parties shall jointly execute and cause to be acknowledged and recorded an agreement (in commercially reasonable form and content) partially terminating that portion of the Electrical Easement currently located on the real property which includes the Conexant Towers.

20. Miscellaneous Provisions.
     (a) Incorporation of Prior Agreements. This Agreement and the Confidentiality Agreement contains the entire understanding of Buyer and Seller with respect to the subject matter hereof, and supersedes all prior or contemporaneous written or oral agreements and understandings between the Parties hereto pertaining to any such matter. No provision of this Agreement may be amended, modified or supplemented or added to except by an agreement in writing, expressly stating that such agreement is an amendment of this Agreement, signed by the Parties to this Agreement or their respective successors in interest.
     (b) Buyer’s Right to Assign. Buyer shall have no right to assign or transfer any of its rights or responsibilities hereunder to any person or entity without Seller’s prior written consent which may be given or withheld in Seller’s sole and absolute discretion. Any attempt by Buyer to assign or transfer any of its rights or responsibilities hereunder without Seller’s written consent shall be void. Notwithstanding the foregoing, Buyer shall have the right to (i) assign this Agreement to any of Buyer’s affiliates (provided, however, that Buyer shall not be released from any of its obligations under this Agreement) and/or (ii) nominate any person to take title to the Property at the Close of Escrow. As used in this Agreement, the term “affiliate” means a person or entity controlling, controlled by or under common control with the person or entity in question, and “control” and person or correlated words means the effective ability to control management decisions of the person or entity in question.
     (c) Attorneys’ Fees. If either Party commences an action against the other to interpret or enforce any of the terms of this Agreement or because of the breach by the other Party of any of the terms hereof, the losing Party shall pay to the prevailing Party reasonable attorneys’ fees, costs and expenses incurred in connection with the prosecution or defense of such action, whether or not the action is prosecuted to a final judgment. For the purpose of this Agreement, the terms “attorneys’ fees” or “attorneys’ fees and costs” shall mean the fees and expenses of counsel to the Parties hereto, which may include in-house counsel and printing, photocopying and other expenses, air freight charges, and fees billed for law clerks, paralegals, librarians and others not admitted to the bar but performing services under the supervision of an attorney. The terms “attorneys’ fees” or “attorneys’ fees and costs” shall also include, without limitation, all such fees and expenses incurred with respect to appeals, arbitrations and bankruptcy proceedings, and whether or not any action or proceeding is brought with respect to the matter for which said fees and expenses were incurred. The term “attorney” shall have the same meaning as the term “counsel.”
     (d) Time is of the Essence. Time is of the essence of this Agreement and the performance of each term in which a time period is given for such performance.
     (e) Successors and Assigns. Subject to any limitations on the rights of Buyer to transfer its interest in this Agreement set forth in Section 20(b), this Agreement shall be binding upon and inure to the benefit of each of the Parties hereto and to their respective transferees, successors, and assigns. In connection therewith, Buyer agrees to (i) provide actual notice of Seller’s continuing rights under Sections 17 through 19 above to any successor in interest to Buyer as to all or any portion of the Property, so long as (and to the extent that) such continuing rights have not sooner been extinguished in accordance with this Agreement at the time of a transfer of the Property or any portion thereof to such successor, and (ii) provide in the agreement of transfer to such transferee that such transferee shall similarly provide actual notice of such continuing rights to its immediate successor in interest.
     (f) California Law; Choice of Forum. This Agreement shall be construed in accordance with and governed by the internal laws of the State of California, without giving effect to any “conflict of law” rules of such state. Buyer and Seller each acknowledge and agree that the Superior Court of the State of California in and for the County and the associated federal and appellate courts shall have exclusive jurisdiction to hear and decide any dispute, controversy or litigation regarding the enforceability or validity of this Agreement or any portion thereof.
     (g) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which, when taken together, shall constitute one and the same instrument.
     (h) Interpretation. Wherever possible, each provision of this Agreement shall be interpreted in such a manner as to be valid under applicable law, but, if any provision of this Agreement shall be invalid or prohibited thereunder, such invalidity or prohibition shall be construed as if such invalid or prohibited provision had not been inserted herein and shall not affect the remainder of such provision or the remaining provisions of this Agreement. Section headings of this Agreement are solely for convenience of reference and shall not govern the interpretation of any of the provisions of this Agreement.
     (i) Construction. The language in all parts of this Agreement shall be in all cases construed simply according to its fair meaning and not strictly against the party who drafted such language.
     (a) Exhibits. All Exhibits attached hereto are incorporated herein by reference and made a part hereof for all purposes.
     (j) No Recordation. This Agreement shall not be recorded or filed in the public records of any jurisdiction by either Party. Any attempt to do so shall be a breach of this Agreement.
     (k) Business Days. As used in this Agreement, a “business day” shall mean a day other than Saturday, Sunday or any day on which banking institutions in the City of Los Angeles are authorized by law or other governmental action to close. All other references to “days” in this Agreement shall refer to calendar days.
     (l) Calculation of Days. If the date for any approval or disapproval or other notice by either Buyer or Seller under this Agreement falls on a day other than a business day, then such date shall automatically be extended to the next succeeding business day.
     (m) Due Execution. Each person whose signature is affixed hereto in a representative capacity represents and warrants that he is authorized to execute the Agreement on behalf of and to bind the Party on whose behalf his signature is affixed.

     (n) Condition Precedent to Filing of Specific Performance Action Against Seller. As a condition precedent to the filing of any specific performance action by Buyer against Seller on account of a breach or alleged breach by Seller of its obligations to sell the Property to Buyer pursuant to this Agreement (an “Action”), Buyer shall deposit with Escrow Holder prior to the commencement of such Action, in immediately available funds, the sum of $2,900,000 (the “Lawsuit Deposit”). The Lawsuit Deposit (i) shall not constitute a part of Seller’s liquidated damages in the event of a default by Buyer under this Agreement; and (ii) shall remain in Escrow during the pendency of the Action(s) and shall not be refunded to Buyer except in accordance with this subparagraph. In the event final judgment shall have been entered in such Action in Buyer’s favor (after exhaustion of all applicable appeals and the expiration of all applicable appeal periods), the Lawsuit Deposit shall be applied toward the Purchase Price at Close of Escrow and Buyer shall receive a credit against the Purchase Price for the attorneys fees and costs awarded to Buyer as part of such Action. However, in the event the Action is dismissed or judgment entered in Seller’s favor (after exhaustion of all applicable appeals and the expiration of all applicable appeal periods), or in the event judgment in such action is entered in Buyer’s favor but Buyer thereafter fails to close escrow, then in any such case Escrow Holder shall disburse to Seller out of the Lawsuit Deposit an amount equal to Seller’s attorneys fees and costs incurred in such Action (in addition to releasing the Deposit to Seller as liquidated damages pursuant to Section 13(a) above) promptly following delivery of written demand by Seller to Escrow Holder (such demand to be accompanied by backup documentation setting forth the attorneys fees and costs for which Seller seeks reimbursement) and Escrow Holder shall thereafter deliver the balance of the Lawsuit Deposit to Buyer. If Escrow Holder is unwilling to accept custody of the Lawsuit Deposit as provided herein, then (in lieu of making such deposit with Escrow Holder) Buyer shall instead obtain a bond in such amount with a licensed surety and deposit such bond with the court (or other applicable adjudicator) prior to or concurrently with the filing or other initiation of such Action.
     (o) Joint and Several Obligations. In the event that this Agreement is executed by more than one party as Buyer, all obligations of Buyer hereunder shall be deemed to be joint and several.

     IN WITNESS WHEREOF, Buyer and Seller have executed this Agreement as of the day and year first above written.

“SELLER” CONEXANT SYSTEMS, INC., a Delaware corporation
By:	/s/ Mark Peterson

Its:	Mark Peterson, Senior Vice President, Chief Legal Officer and Secretary

“BUYER” CITY VENTURES, LLC, a Delaware limited liability company
By:	/s/ R. Mark Bucklund

Its:	R. Mark Buckland, President

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